Form N-SAR
Semi-Annual Period ended February 28, 2011

Sub-Item 77K:  Changes in registrant's certifying accountants

Change in certifying accountant

      Deloitte & Touche LLP ("D&T") was replaced as the independent registered public accounting firm to the Senbanc Fund (the "Fund") and the Money Market Portfolio
(the "Portfolio")(together, the "Funds") effective upon the completion of services related to the audit for the Funds' 2010 fiscal year. The Company's Audit Committee participated in, and approved, the decision to change auditors. D&T's reports on each of the Fund's and the Portfolio's financial statements for the fiscal years ended August 31, 2010 and August 31, 2009, respectively, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. For each of the Fund and Portfolio, respectively, during the fiscal years ended
August 31, 2010 and August 31, 2009 and through November
11, 2010, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds' financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

      On November 11, 2010, the Company, by action of its Board of Directors upon the recommendation of the Company's Audit Committee, engaged PricewaterhouseCoopers
LLP ("PwC") as the independent registered public accounting firm to audit the financial statements of the Fund and the Portfolio for the fiscal year ending August
31, 2011. During the Fund's and the Portfolio's fiscal years ended August 31, 2010 and August 31, 2009 and through November 11, 2010, neither the Company, its portfolios nor anyone on their behalf has consulted PwC on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the each of the Fund's or the Portfolio's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item
304). PwC also serves as independent registered public accounting firm for certain of the Company's other portfolios.

      A copy of Deloitte & Touche LLP's letter to the Securities and Exchange Commission signifying its agreement with the above statement is attached as Exhibit Q1.